EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces Third Quarter 2011 Financial Results
PLANO, Texas — October 27, 2011 — Interphase Corporation (NASDAQ: INPH), a leading global provider of solutions for converged communications networks, today reported financial results for its third quarter ended September 30, 2011.
Revenues for the third quarter of 2011 increased approximately 16% to $5.5 million when compared to $4.8 million for the third quarter of 2010. Revenues in the quarter were primarily derived from telecommunications product revenues, which increased to $4.4 million in the third quarter of 2011 compared to $3.7 million for the third quarter of 2010. Services revenues increased to $831,000 compared to $510,000 on a year to year basis, while enterprise product revenues decreased to $192,000 for the third quarter of 2011 compared to $438,000 for the third quarter of 2010. Gross margin for the third quarter of 2011 was 47% compared to 49% for the third quarter of 2010. The decrease in gross margin percentage was primarily due to a shift in product mix toward lower margin products and services, partially offset by increased utilization of the company’s manufacturing facility. The company reported a net income of $59,000, or $0.01 per fully diluted share in the third quarter of 2011 compared to a net loss of $4.3 million, or ($0.63) per share in the third quarter of 2010, which included a $3.3 million restructuring charge. On September 30, 2011, the company’s working capital position was $14.8 million, including cash and marketable securities of $11.4 million.
“We are pleased with our third quarter results as we were able to achieve our fifth consecutive quarter of year to year revenue growth and our fourth consecutive quarter of profit” said Gregory B. Kalush, CEO and President of Interphase. “The telecommunications market continues to be very difficult to predict. Our strategy is to build a more diversified company that is less dependent upon a single market and a small group of customers for its success. We are focused on this strategy and continue to make significant progress toward this goal.”
For the first nine months of 2011, revenues increased approximately 48% to $18.4 million, compared to $12.4 million for the first nine months of 2010. Gross margin increased to 49% for the nine months ended September 30, 2011, compared to 48% for the same period in 2010. The Company reported a net income of $607,000, or $0.09 per fully diluted share for the first nine months of 2011 compared to a net loss for the first nine months of 2010 of $8.9 million, or ($1.30) per share.

About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) delivers solutions for LTE and WiMAX, interworking gateways, packet processing, network connectivity, and security for key applications for the communications and enterprise markets. The company also offers a comprehensive portfolio of desktop virtualization solutions. Founded in 1974, Interphase provides expert engineering design and electronics manufacturing services, in addition to its commercial-off-the-shelf (COTS) product portfolio. Interphase is headquartered in Plano, Texas, with sales offices in the United States and Europe. Clients include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Genband, Hewlett Packard, ip.access, Oracle, and Samsung. Visit www.iphase.com.
Forward-Looking Statements
This press release contains forward-looking statements about the business, financial condition and prospects of the Company. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) effects of the ongoing issues in global credit and financial markets, our reliance on a limited number of customers, failure to see spending improvements in the telecommunications and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in the Company’s filings and reports with the Securities and Exchange Commission. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.
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Interphase and the Interphase logo are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Revenues	$5,521	$4,770	$18,386	$12,387
Gross margin	2,595	2,331	9,094	5,971
Research and development	923	1,605	2,971	5,516
Sales and marketing	834	1,103	2,710	3,634
General and administrative	753	950	2,767	2,908
Restructuring charge	—	3,339	—	3,339

Total operating expenses	2,510	6,997	8,448	15,397
Income (loss) from operations	85	(4,666)	646	(9,426)
Income (loss) before income tax	90	(4,666)	661	(9,418)
Net income (loss)	59	(4,292)	607	(8,866)
Net income (loss) per diluted share	$0.01	$(0.63)	$0.09	$(1.30)
Weighted average common and dilutive shares	7,182	6,830	7,125	6,844
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Sept. 30, 2011	Dec. 31, 2010
Cash and marketable securities	$11,394	$10,777
Accounts receivable, net	4,871	4,633
Inventories	1,535	1,645
Net property, plant and equipment	392	414
Total assets	19,447	19,314
Total liabilities	7,089	8,304
Total shareholders’ equity	$12,358	$11,010
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